Exhibit 99.2

Charter Closes $1.3 Billion Senior Secured Notes

STAMFORD, Connecticut – December 16, 2019 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiaries, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. (collectively, the “Issuers”), have closed on $1.3 billion in aggregate principal amount of senior secured notes due 2050 (the “Notes”). The Notes form a part of the same series as the Issuers’ senior secured notes due 2050 issued on October 24, 2019, which bear interest at a rate of 4.800% per annum, and were issued at a price of 101.964% of the aggregate principal amount.

The Notes were issued pursuant to an effective automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”).

The joint book-running managers for the senior secured notes offering were Deutsche Bank Securities Inc., Mizuho Securities USA LLC and Morgan Stanley & Co. LLC. The offering was made only by means of a prospectus supplement dated December 2, 2019 and the accompanying base prospectus, copies of which can be made available by contacting Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005; Telephone: (800) 503-4611; E-mail: prospectus.CPDG@db.com, or by contacting Mizuho Securities USA LLC, Attention: Debt Capital Markets, 320 Park Avenue, 12th Floor, New York, NY 10022, Telephone: (866) 271-7403, or by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Telephone: (866) 718-1649; E-mail: prospectus@morganstanley.com. Electronic copies of the prospectus supplement and the accompanying base prospectus are also available on the SEC’s website at www.sec.gov.

This news release is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced residential broadband services, including Spectrum TV® programming, Spectrum Internet®, Spectrum Voice®, and Spectrum Mobile™. Under the Spectrum Business® brand, Charter provides scalable, and cost-effective broadband communications solutions to small and medium-sized business organizations, including Internet access, business telephone, and TV services. Through the Spectrum Enterprise brand, Charter is a national provider of scalable, fiber-based technology solutions serving many of America's largest businesses and communications service providers. Charter's advertising sales and production services are sold under the Spectrum Reach® brand. Charter's news and sports networks are operated under the Spectrum Networks brand. More information about Charter can be found at newsroom.charter.com.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

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